Exhibit 99.1- Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY INC. ANNOUNCES
1st QUARTER 2011 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 16, 2011 --- Electronic Systems Technology, Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three month period ending March 31, 2011.

EST reported sales for the first quarter 2011, of $533,220 compared to $555,029 for the same quarter in 2010.  Gross revenues for the first quarter of 2011 decreased to $540,101, compared with gross revenues of $558,576 in the first quarter of 2010.  The Company recorded net income for the first quarter of 2011 of $489, or $0.00 per share, compared with net income of $35,372 or $0.01 per share for the first quarter of 2010.

Selected Statement of Operations Information Summary (Unaudited)
	Three Months Ended
	March 31 2011	March 31 2010
Sales	$ 533,220	$ 555,029
Other Revenues	6,881	3,547
Gross Revenues	$ 540,101	$ 558,576
Net income (loss) before tax	8,289	40,072
Net Income (loss)	489	35,372
Weighted average common shares outstanding	5,158,667	5,158,667
Basic Earnings (Loss)per Share	$ 0.00	$ 0.01
Diluted Earnings (Loss) per Share	$ 0.00	$ 0.01

Selected Balance Sheet Information (Unaudited)
	March 31 2011	December 31 2010
Cash and cash equivalents	$ 1,326,212	$ 1,133,720
Total current assets	3,149,112	3,180,771
Property & equipment (net)	39,338	44,255
Total assets	3,259,725	3,278,730
Total current liabilities	153,279	172,128
Long-term debt	-0-	-0-
Stockholders' equity	3,094,946	3,093,602

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM